Exhibit 8.2

[Davis Polk & Wardwell LLP Letterhead]

[Form of opinion]

Re:	Prospectus Supplement

26 Chin Third Road

Nantze Export Processing Zone

Nantze, Kaohsiung, Taiwan

Republic of China

Dear Ladies and Gentlemen:

Advanced Semiconductor Engineering, Inc., a company incorporated in the Republic of China (the “Company”), has filed with the Securities and Exchange Commission a Prospectus Supplement (the “Prospectus Supplement”) pursuant to Rule 424(b)(2) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the Company’s Registration Statement on Form F-3 ASR (the “Registration Statement”) and has been filed in connection with the Company’s offering of 240,000,000 shares of its ordinary shares, par value NT$10 (the “New Shares”) through an offering of subscription rights.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences of the receipt, exercise and disposition of the rights and of owning and disposing of New Shares to U.S. Holders is set forth in full under the caption “Taxation—Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation” included in the Prospectus Supplement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,